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                                 February 13, 2001

Robert P. Griffiths
691 Rockefeller Road
Lake Forest, Illinois 60045

RE:      EXECUTIVE COMPENSATION AND BENEFITS

Dear Mr. Griffiths:

         The Board of Directors is seeking to clarify its employment relationship with executive staff, and we are in the process of eliminating the more formal written contracts and replacing them with letter agreements. Your Executive Agreement expired on December 31, 2000, and this letter contains the terms of the continuing employment relationship between you and Uptown National Bank of Chicago (the "Bank") as well as Upbancorp, Inc. The benefits triggered by a change in control of the Bank will be described in a separate letter, which will be offered to you with this correspondence. With the exception of the change in control benefits, this letter, when signed by you, will supersede and replace all prior contracts and agreements, and nothing in those prior documents shall survive, except as set forth in this letter.

         The term of this letter agreement shall be for three (3) years, commencing on January 1, 2001 and terminating on December 31, 2003. Notwithstanding the foregoing, either party may terminate this Agreement at any time without cause with one hundred twenty (120) days notice. During 2003, this notice period shall not operate to extend the employment relationship beyond December 31, 2003. Any such termination by either party will terminate the financial obligations of the Bank to you following the conclusion of the notice period, except as set forth herein. This Agreement also will terminate immediately in the event of your death or for cause, which is defined as: (i) the commission of a criminal act involving Upbancorp, Inc. the Bank or any of their subsidiaries, (ii) willful refusal to follow direction of the Board of Directors, (iii) usurping a corporate opportunity from the Bank or Upbancorp, Inc. or (iv) repeated neglect of your duties.

         While you are so engaged, you will hold the position of President and Chief Executive Officer and report directly to the Chairman of the Board of Directors. Your duties may be modified from time to time by the Board in its sole discretion, subject to the exercise of your rights as described in detail below. Your salary during this time period shall be at the base rate of $185,000.00 for 2001, $192,500.00 for 2002 and $200,000.00 for 2003. Incentive
compensation shall be paid to you in accordance with any incentive plans established for executive personnel and approved for your participation by the Board of Directors. In the event of your death, or if either party terminate without cause, and provided an incentive compensation plan is in place for Executive Staff at the time of your death or termination without cause, incentive compensation for the year of termination only shall be prorated, based on the number of days served in that calendar year.

         You will be entitled to enjoy all the benefits of employment as any other employee of the Bank. Notwithstanding the foregoing, the Bank will provide you with medical, dental and long term disability coverage at no cost to you, and this coverage will be the same or equivalent to the coverage provided other executive personnel. In addition to the life insurance benefits available to other

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employees, the Bank will continue to fund as it has in the past a split dollar life insurance policy under Minnesota Mutual Life Insurance Company, Policy #1989654. You will be provided with a luxury class automobile mutually acceptable to you and the Bank. Expenses and use of the automobile shall be in accordance with the policy of the Bank including your right to acquire said automobile, for its fair market value, at any time after three years from the time it was placed in service or within forty-five (45) days of termination, whichever occurs first. The Bank also shall continue to pay dues at the Onwentsia Country Club and the University Club. Subject only to your rights under COBRA and as set forth herein, all of these benefits shall cease and the automobile shall be returned upon termination of employment.

         As we indicated above, in the event your employment is terminated for cause, all responsibilities of the Bank and Upbancorp, Inc. will cease on the last day of employment, subject only to your rights to continue your health insurance pursuant to COBRA. In the event your employment is terminated during 2001 or 2002 without cause by the Bank, you will receive severance payments equal to twelve (12) months of compensation calculated at your base rate. In the event your employment is terminated during 2003 without cause by the Bank, you will receive severance payments at your base rate through December 31, 2003. In addition, if your employment is terminated without cause by the Bank, it will continue to pay for one (1) year or until December 31, 2003, whichever occurs first, beginning on the date your employment terminates, your club dues and your COBRA obligation for health coverage as well as allow you to continue participation under the Bank's 401(k) plan. Unless this letter agreement is renewed, no compensation of any type shall be due and payable to you after December 31, 2003.

         Following any termination of this Agreement, excepting therefrom a termination without cause by the Bank, and for a period of ninety (90) days immediately following any such termination, you will not, directly or indirectly, render services to any financial institution within the geographic area having a radius of ten (10) miles from the principal offices of Uptown National Bank or any of its subsidiaries, excepting therefrom only the Central Loop area of Chicago. This restriction shall apply only to positions you may hold in an executive management capacity and for institutions which offer any services competitive of those of the Bank or Upbancorp, Inc.

         This letter contains a designated space below for your signature. When signed by you, this letter agreement shall constitute the sole agreement between us concerning the terms and conditions of your employment, subject only to the letter concerning a change in control and the referenced pension, health and welfare plans, as well as the incentive compensation plan.

Very truly yours,



Richard K. Ostrom
Chairman of the Board, President and
Chief Executive Officer, Upbancorp, Inc.
Chairman of the Board, Uptown National Bank of Chicago

---------------------------------
Robert P. Griffiths


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                                 February 9, 2001

Robert P. Griffiths
691 Rockefeller Road
Lake Forest, Illinois 60045

RE:      CHANGE IN CONTROL BENEFITS

Dear Mr. Griffiths:

         This letter is provided to you along with correspondence of even date describing your executive compensation and benefits. These two letters, when signed by you, will supersede and replace all prior contracts and agreements, and nothing in those prior documents shall survive, except as set forth in this letter concerning your compensation and benefits.

         This letter will describe the benefits you will receive in the event there is a change in control of Upbancorp, Inc. or the Uptown National Bank of Chicago (the "Bank"). Nothing in this letter is meant to supplement, reduce or modify the terms of the letter concerning your compensation and benefits, and all of those terms, including the restrictive covenant, shall be fully enforceable by either party.

         You will be provided with additional benefits in the event of a change in control of Upbancorp, Inc. or the Bank which results in the termination of your employment. For purposes of this letter agreement, change in control will be defined as: (i) a change in control which may be required to be reported to the Securities and Exchange Commission and/or Office of Comptroller of the Currency and/or the Board of Governors of Federal Reserve System; (ii) thirty percent (30%) or more of the then outstanding voting securities of Upbancorp, Inc. are acquired or controlled by one person, group or entity; (iii) the current members of the Board of Directors cease to be a majority (unless the newly elected directors were nominated by at least two-thirds (2/3) of the members sitting as of the date of this letter); (iv) Upbancorp, Inc. or the Uptown National Bank is sold, merger consolidated with another bank, holding company or financial services institution. If any of these events occur, the Bank will continue your salary calculated at the base rate for twenty four months, and, provided the existing pension, health and welfare plans of the Bank so allow, will continue those benefits for the same period in full force and effect. The provisions of this paragraph shall be limited in the event federal banking regulations prohibit Upbancorp, Inc. or the Uptown National Bank from continuing such benefits.

The benefits set forth in this correspondence are not intended to supplement the severance payments described in the letter agreement on your compensation and benefits. In the event of the occurrence of both a change in control, as defined herein, and your termination without cause by the Bank, you will receive only the change in control benefit.

This letter contains a designated space below for your signature. When signed by you, this letter agreement shall constitute the sole agreement between us concerning change in control benefits.

Very truly yours,



Richard K. Ostrom
Chairman of the Board, President and
Chief Executive Officer, Upbancorp, Inc.
Chairman of the Board, Uptown National Bank of Chicago

---------------------------------
Robert P. Griffiths